Exhibit 10.1

August 31, 2009

Matthew J. During, MD, DSc
Professor and Director
The Ohio State University
Human Cancer Genetics Program
BRT 912, 460 West 12th Street
Columbus, OH 43210

Dear Dr. During:

This letter (the “Amendment”) amends that certain Consulting Agreement, dated as of October 1, 1999 (the “Consulting Agreement”), as amended by letter agreements dated October 8, 2003, April 30, 2004, June 27, 2006, October 1, 2007 and October 3, 2008 by and between Neurologix, Inc. (“Neurologix”), a Delaware corporation, and you. Capitalized terms used herein, but not otherwise defined, shall have the meanings set forth in the Consulting Agreement.

It is therefore agreed as follows:

1.	Section 4 of the Consulting Agreement is amended and restated to read as follows:

4. Term and Termination. The term of this Agreement shall
end on September 30, 2010, unless earlier terminated for cause (including breach of any agreement between the parties) by either party upon thirty (30) days written notice to the other party.

2.	Except as amended above by this Amendment, all of your and Neurologix’s respective rights and obligations under the Consulting Agreement and the related Confidentiality, Proprietary Information and Inventions Agreement, dated as of October 1, 1999, between yourself and Neurologix, shall be deemed preserved by this Amendment, without modification or reduction.

3.	This Amendment shall be governed by, and construed pursuant to, the laws of the State of New York applicable to agreements made and to be performed wholly within such State.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above. This Amendment may be executed in counterparts.

Very truly yours,

NEUROLOGIX, INC.

By: _/s/ John E. Mordock
John E. Mordock
President & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Matthew During
Dr. Matthew During